SECURITIES AND EXCHANGE COMMISSION
                  Washington, D. C.  20549

                          FORM 8-K

                       CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange
                         Act of 1934

 Date of Report (Date of Earliest Event Reported): March 27, 1996


                TUCSON ELECTRIC POWER COMPANY
   (Exact name of registrant as specified in its charter)


      Arizona                    1-5924                 86-0062700
(State of Incorporation)  (Commission File Number)    (IRS Employer
                                                      Identification No.)


        220 West Sixth Street, Tucson, Arizona  85701
     (Address of principal executive office)  (Zip Code)


                       (520) 571-4000
    (Registrant's telephone number, including area code)


Item 5.  Other Events

   As previously disclosed in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 1996, the Company filed an application with the Arizona Corporation Commission ("ACC") on June 13, 1995 requesting an overall increase in retail rates of 4.9% (approximately $28.4 million in annual revenues). On November 30, 1995, the Company reached an agreement with the Staff of the ACC on a proposal to settle the Company's rate application. However, such agreement was not approved by the ACC.

   On March 8, 1996, the Company filed with the ACC a revised settlement agreement (the "Revised Settlement"). On March 27, 1996, the ACC voted 2-1 to approve the Revised Settlement with certain modifications and incorporated it into its Order dated March 29, 1996 (the "ACC Order"). The ACC Order, among other things, provides the Company with a one-time rate increase of 1.1 percent (approximately $6.4 million annually) and recognizes all of Unit 2 of the Springerville Generating Station as "used and useful" for rate making purposes, such that the Company will be able to recover all operating and capital costs associated with such generating unit. The ACC Order is based on a rate of return of 6.59 percent on a fair value rate base of approximately $1.36 billion, or 7.72 percent on an original cost rate base of approximately $1.16 billion. The capital structure adopted by the ACC for rate making purposes includes 62.5 percent debt and 37.5 percent equity. The approved rate increase was implemented by the Company on March 31, 1996 for electrical usage on or after such date.

   The Revised Settlement and ACC Order also establish a rate moratorium period for the Company. The Company has committed not to file for a change in base rates prior to January 1, 2000, except for conditions or circumstances which constitute an emergency, or for sharing of benefits with customers of cost containment efforts where appropriate, or in the event the Company is acquired or merged with another company. The Revised Settlement and ACC Order also contain other provisions relating to the implementation of time-of-use rates for residential customers, increased pricing flexibility for commercial and industrial customers, the consideration of incentive regulation, and a review of jurisdictional cost allocation procedures for wholesale sales.

                          SIGNATURE


   Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                        TUCSON ELECTRIC POWER COMPANY
                                 (Registrant)


Date:  April 4, 1996                      Ira R. Adler
                                -----------------------------------
                                          Ira R. Adler
                                Senior Vice President and Principal
                                          Financial Officer